Exhibit 99.1

Contact:	David Ludvigson	Pam Lord
	Executive Vice President & CFO	Atkins + Associates
	858-410-4600	858-527-3494
	dludvigson@nanogen.com	plord@irpr.com

NANOGEN ANNOUNCES $34 MILLION COMMON STOCK SALE

SAN DIEGO, CA (March 5, 2004) – Nanogen, Inc. (Nasdaq: NGEN) announced today that it has sold 4.25 million shares of its common stock to institutional investors at a price of $7.94 per share, for gross proceeds of approximately $33.7 million. After deducting fees and expenses, Nanogen will receive approximately $31.5 million from the sale, which is being conducted pursuant to Nanogen’s shelf registration statement filed in January 2004. The sale is expected to close on or about Friday, March 5, 2004. Nanogen plans to use the net proceeds for working capital, including the pending SYN•X Pharma acquisition, and other general corporate purposes. Seven Hills Partners LLC acted as exclusive placement agent to Nanogen for this financing.

“This financing further strengthens our balance sheet and provides additional capital to accelerate our entry into the point-of-care diagnostics market, which began with our recent agreement to acquire SYN•X Pharma,” said Howard C. Birndorf, chairman and CEO of Nanogen. “The financing will also support our long-term strategy to commercialize advanced medical diagnostics and help pave the way for Nanogen to enter new, synergistic markets.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Nanogen Inc.

Nanogen, Inc. develops and commercializes molecular diagnostic products for the gene-based testing market. The Company seeks to establish the NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the detection of genetic mutations and is also developing its technology for forensic and biowarfare applications. Nanogen offers Analyte Specific Reagents and related products to research laboratories and clinical reference labs for the detection of genetic mutations associated with a variety of diseases, including cystic fibrosis, Alzheimer’s disease, hereditary hemochromatosis, cardiovascular disease, beta thalassemia and Canavan disease. The unique, open-architecture design of its NanoChip® System provides laboratories with a flexible platform to develop and validate tests to quickly, accurately, and cost effectively detect mutations associated with the diagnoses, prediction, screening, treatment and monitoring of various diseases. The NanoChip® System is intended for laboratory use only. For additional information please visit Nanogen’s website at www.nanogen.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Our actual results may differ materially from those set forth in the forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the consummation of this issuance of securities, whether the acquisition of SYN•X Pharma will be approved by holders of SYN•X common shares and debentures, close as anticipated and achieve the synergies and other benefits anticipated, whether following such acquisition the SYN•X business unit will become cash flow positive as expected, whether patents owned or licensed by Nanogen will be developed into products, whether Nanogen’s NanoChip® System can successfully be further commercialized, whether other products under development and point-of-care products can successfully be developed and commercialized, whether results reported by Nanogen’s customers or partners can be identically replicated, whether ASRs currently sold by Nanogen will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip® System, whether current trends in product revenue will continue in the future, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Nanogen disclaims any intent or obligation to update these forward-looking statements.